Exhibit 99.1
CACI Reports Results for Its Fiscal 2024 First Quarter and
Raises Fiscal Year Revenue, Adjusted Diluted EPS, and Free Cash Flow Guidance
Revenues of $1.9 billion
Net income of $86.0 million and diluted EPS of $3.76
Adjusted net income of $99.7 million and adjusted diluted EPS of $4.36
Contract awards of $3.1 billion and book-to-bill of 1.7x

RESTON, Va.--(BUSINESS WIRE)--CACI International Inc (NYSE: CACI), a leading provider of expertise and technology to government customers, announced results today for its fiscal first quarter ended September 30, 2023.
“Our first quarter results represent a great start to fiscal year 2024 and underscore the exceptional execution of our business,” said John Mengucci, CACI President and Chief Executive Officer. “The business is performing well and ahead of our expectations at this point in the year. We are strategically positioned in the right markets with differentiated capabilities. As a result, we continue to win high-value, enduring work that supports our long-term value creation goals of delivering top-line growth, strong profitability, and robust free cash flow. Our financial strength enables us to opportunistically deploy capital, most recently by repurchasing an additional $150 million of our stock representing about two percent of our outstanding shares. Given our year-to-date performance and strong position, we are raising our fiscal year 2024 revenue, adjusted EPS, and free cash flow guidance.”
First Quarter Results

	Three Months Ended
(in millions, except earnings per share and DSO)	9/30/2023	9/30/2022	% Change
Revenues	$1,850.1	$1,605.8	15.2%
Income from operations	$137.3	$132.8	3.4%
Net income	$86.0	$89.1	-3.5%
Adjusted net income, a non-GAAP measure[1]	$99.7	$103.3	-3.4%
Diluted earnings per share	$3.76	$3.76	0.0%
Adjusted diluted earnings per share, a non-GAAP measure[1]	$4.36	$4.36	0.0%
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$174.2	$170.0	2.5%
Net cash provided by operating activities excluding MARPA[1]	$93.3	$142.9	-34.8%
Free cash flow, a non-GAAP measure[1]	$79.3	$130.2	-39.1%
Days sales outstanding (DSO)[2]	49	48
(1)This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)The DSO calculations for three months ended September 30, 2023 and 2022 exclude the impact of the Company's Master Accounts Receivable Purchase Agreement (MARPA), which was 5 days and 8 days, respectively.

Revenues in the first quarter of fiscal year 2024 increased 15 percent year-over-year, driven by organic growth, which included approximately $100 million of higher-than-expected material purchases by our customers. The higher material purchases contributed approximately six points of revenue growth with no material contribution to profit. The increase in income from operations was driven by higher revenues and gross profit. Diluted earnings per share and adjusted diluted earnings per share were unchanged year-over-year, with higher income from operations, lower tax provision, and share repurchases offset by higher interest expense. Cash from operations, excluding MARPA was influenced primarily by higher revenue and the associated temporary effect on working capital.

First Quarter Contract Awards
Contract awards in the first quarter totaled $3.1 billion, with over 50 percent for new business to CACI. Awards exclude ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Some notable awards during the quarter were:
•CACI was awarded an eight-year, single-award technology task order valued at up to $1.3 billion to provide global enterprise network modernization to an Intelligence Community customer. CACI recognized approximately $750 million of award and backlog value based on current requirements in its first quarter of fiscal year 2024.
•CACI was awarded a five-year expertise contract, with a maximum ceiling value of $917 million, to continue to provide complete life cycle software and systems engineering to improve battlespace awareness for the U.S. Air Force. This contract award significantly expands CACI’s long-standing work. Under the contract, CACI will implement Agile and adaptable processes to develop software and data analysis capabilities to advance and modernize command, control, communications, computers, cyber, intelligence, surveillance, and reconnaissance (C5ISR) programs. These capabilities will enhance information dissemination and decision-making across the Air Force and intelligence community, improve information security, and meet program mission objectives.
•CACI was awarded a five-year expertise task order worth up to $420 million to continue to provide program management, engineering, administration, procurement, logistics, mechanical, and technical support to the Department of Defense (DoD).
•CACI was awarded a five-year technology task order valued at up to $219 million to provide cyber defense and C5ISR support to the DoD.
•CACI was awarded a four-year single-award, IDIQ expertise contract worth up to $150 million to continue its support of spaceflight systems, simulation, and software for NASA Johnson Space Center (JSC). The program provides advanced aerospace engineering for crewed spacecraft systems, development of simulation and Virtual Reality (VR) applications, and software in support of human space flight. This award builds on more than three decades of CACI’s dedicated support for JSC’s mission.
Total backlog as of September 30, 2023 was $26.7 billion compared with $24.9 billion a year ago, an increase of 7 percent. Funded backlog as of September 30, 2023 was $4.2 billion compared with $3.7 billion a year ago, an increase of 14 percent.
Additional Highlights
•CACI appointed Stanton D. Sloane to its Board of Directors where he will serve as an independent director on the Board. Sloane began his career in 1984 with General Electric Aerospace, which subsequently merged to become a business of Martin Marietta, then Lockheed Martin, in the 1990s. He held a variety of executive roles including engineering, program management, and business development. In 2004, he was promoted to Executive Vice President, Integrated Systems and Solutions, one of the major divisions of Lockheed Martin.
•CACI was named to Forbes’ Best Employers for Women 2023 for the second consecutive year. Separately, CACI was named a Top Workplace in San Antonio by employee engagement technology partner Energage, LLC. for a fifth consecutive year.
•CACI announced a new, multi-year Strategic Collaboration Agreement (SCA) with Amazon Web Services (AWS) to further advance the company’s application of AWS services as a trusted provider of secure, agile, innovative solutions that can be rapidly adopted by customers in the U.S. government. CACI will build on its successful Agile-at-scale delivery execution model by applying a similar approach to enhance and scale cloud adoption through this SCA.

Fiscal Year 2024 Guidance
The table below summarizes our fiscal year 2024 guidance and represents our views as of October 25, 2023. Our revenue guidance now reflects approximately $200 million of higher-than-expected material purchases by our customers, split evenly between the first and second quarters of fiscal year 2024. This revenue has no material contribution to profit. Our guidance also now reflects lower diluted weighted average shares due to the effect of the share repurchases made during the first quarter. Higher free cash flow reflects first quarter results and confidence in our expectations for the year.

(in millions, except earnings per share)	Fiscal Year 2024
	Current Guidance	Prior Guidance
Revenues	$7,200 - $7,400	$7,000 - $7,200
Adjusted net income, a non-GAAP measure[1]	$440 - $465	$440 - $465
Adjusted diluted earnings per share, a non-GAAP measure[1]	$19.38 - $20.48	$19.13 - $20.22
Diluted weighted average shares	22.7	23.0
Free cash flow, a non-GAAP measure[2]	at least $410	at least $400
(1)Adjusted net income and adjusted diluted earnings per share are defined as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact. This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)Free cash flow is defined as net cash provided by operating activities excluding MARPA, less payments for capital expenditures (capex). This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. Fiscal year 2024 free cash flow guidance assumes approximately $75 million in tax payments related to Section 174 of the Tax Cuts and Jobs Act of 2017. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
Conference Call Information
We have scheduled a conference call for 8:00 AM Eastern Time Thursday, October 26, 2023 during which members of our senior management will be making a brief presentation focusing on first quarter results and operating trends, followed by a question-and-answer session. You can listen to the webcast and view the accompanying exhibits on CACI’s investor relations website at http://investor.caci.com/events/default.aspx at the scheduled time. A replay of the call will also be available on CACI’s investor relations website at http://investor.caci.com/.
About CACI
At CACI International Inc (NYSE: CACI), our 23,000 talented and dynamic employees are ever vigilant in delivering distinctive expertise and differentiated technology to meet our customers’ greatest challenges in national security and government modernization. We are a company of good character, relentless innovation, and long-standing excellence. Our culture drives our success and earns us recognition as a Fortune World's Most Admired Company. CACI is a member of the Fortune 1000 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index. For more information, visit us at www.caci.com.

There are statements made herein that do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to risk factors that could cause actual results to be materially different from anticipated results. These risk factors include, but are not limited to, the following: our reliance on U.S. government contracts, which includes general risk around the government contract procurement process (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; significant delays or reductions in appropriations for our programs and broader changes in U.S. government funding and spending patterns; legislation that amends or changes discretionary spending levels or budget priorities, such as for homeland security or to address global pandemics like COVID-19; legal, regulatory, and political change from successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy, including the impact of global pandemics like COVID-19; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; regional and national economic conditions in the United States and globally, including but not limited to: terrorist activities or war, changes in interest rates, currency fluctuations, significant fluctuations in the equity markets, and market speculation regarding our continued independence; our ability to meet contractual performance obligations, including technologically complex obligations dependent on factors not wholly within our control; limited access to certain facilities required for us to perform our work, including during a global pandemic like COVID-19; changes in tax law, the interpretation of associated rules and regulations, or any other events impacting our effective tax rate; changes in technology; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our ability to achieve the objectives of near term or long-term business plans; the effects of health epidemics, pandemics and similar outbreaks may have material adverse effects on our business, financial position, results of operations and/or cash flows; and other risks described in our Securities and Exchange Commission filings.

Corporate Communications and Media:	Investor Relations:
Lorraine Corcoran, Executive Vice President, Corporate Communications	George Price, Senior Vice President, Investor Relations
(703) 434-4165, lorraine.corcoran@caci.com	(703) 841-7818, george.price@caci.com

CACI International Inc
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	9/30/2023	9/30/2022	% Change
Revenues	$1,850,147	$1,605,759	15.2%
Costs of revenues:
Direct costs	1,272,918	1,055,772	20.6%
Indirect costs and selling expenses	404,633	382,081	5.9%
Depreciation and amortization	35,247	35,103	0.4%
Total costs of revenues	1,712,798	1,472,956	16.3%
Income from operations	137,349	132,803	3.4%
Interest expense and other, net	25,571	16,193	57.9%
Income before income taxes	111,778	116,610	-4.1%
Income taxes	25,731	27,485	-6.4%
Net income	$86,047	$89,125	-3.5%

Basic earnings per share	$3.80	$3.81	-0.3%
Diluted earnings per share	$3.76	$3.76	0.0%

Weighted average shares used in per share computations:
Weighted-average basic shares outstanding	22,647	23,420	-3.3%
Weighted-average diluted shares outstanding	22,894	23,678	-3.3%

CACI International Inc
Consolidated Balance Sheets (Unaudited)
(in thousands)

	9/30/2023	6/30/2023
ASSETS
Current assets:
Cash and cash equivalents	$125,546	$115,776
Accounts receivable, net	1,002,638	894,946
Prepaid expenses and other current assets	238,227	199,315
Total current assets	1,366,411	1,210,037

Goodwill	4,078,368	4,084,705
Intangible assets, net	489,126	507,835
Property, plant and equipment, net	196,579	199,519
Operating lease right-of-use assets	313,812	312,989
Supplemental retirement savings plan assets	94,211	96,739
Accounts receivable, long-term	13,296	11,857
Other long-term assets	185,668	177,127
Total assets	$6,737,471	$6,600,808

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$53,594	$45,938
Accounts payable	356,439	198,177
Accrued compensation and benefits	281,838	372,354
Other accrued expenses and current liabilities	408,256	377,502
Total current liabilities	1,100,127	993,971

Long-term debt, net of current portion	1,735,677	1,650,443
Supplemental retirement savings plan obligations, net of current portion	108,712	104,912
Deferred income taxes	101,513	120,545
Operating lease liabilities, noncurrent	332,675	329,432
Other long-term liabilities	194,734	177,171
Total liabilities	3,573,438	3,376,474

Total shareholders’ equity	3,164,033	3,224,334
Total liabilities and shareholders’ equity	$6,737,471	$6,600,808

CACI International Inc
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended
	9/30/2023	9/30/2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$86,047	$89,125
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,247	35,103
Amortization of deferred financing costs	547	564
Non-cash lease expense	16,932	17,319
Stock-based compensation expense	10,024	8,439
Deferred income taxes	(7,812)	(31,177)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(111,159)	126,859
Prepaid expenses and other assets	(37,343)	(34,438)
Accounts payable and other accrued expenses	154,469	(52,598)
Accrued compensation and benefits	(90,511)	(31,048)
Income taxes payable and receivable	23,803	35,514
Operating lease liabilities	(17,800)	(19,903)
Long-term liabilities	7,644	1,084
Net cash provided by operating activities	70,088	144,843

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(13,991)	(12,771)
Acquisitions of businesses, net of cash acquired	(347)	—
Other	1,974	—
Net cash used in investing activities	(12,364)	(12,771)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under bank credit facilities	732,500	378,000
Principal payments made under bank credit facilities	(640,156)	(483,656)
Proceeds from employee stock purchase plans	3,156	2,791
Repurchases of common stock	(140,364)	(2,647)
Payment of taxes for equity transactions	(697)	(584)
Net cash used in financing activities	(45,561)	(106,096)
Effect of exchange rate changes on cash and cash equivalents	(2,393)	(4,144)
Net change in cash and cash equivalents	9,770	21,832
Cash and cash equivalents, beginning of period	115,776	114,804
Cash and cash equivalents, end of period	$125,546	$136,636

Revenues by Customer Group (Unaudited)

	Three Months Ended
(in thousands)	9/30/2023		9/30/2022		$ Change	% Change
Department of Defense	$1,352,306	73.1%	$1,095,320	68.2%	$256,986	23.5%
Federal Civilian agencies	407,344	22.0%	424,087	26.4%	(16,743)	-3.9%
Commercial and other	90,497	4.9%	86,352	5.4%	4,145	4.8%
Total	$1,850,147	100.0%	$1,605,759	100.0%	$244,388	15.2%
Revenues by Contract Type (Unaudited)

	Three Months Ended
(in thousands)	9/30/2023		9/30/2022		$ Change	% Change
Cost-plus-fee	$1,134,435	61.4%	$934,746	58.2%	$199,689	21.4%
Fixed-price	502,077	27.1%	481,773	30.0%	20,304	4.2%
Time-and-materials	213,635	11.5%	189,240	11.8%	24,395	12.9%
Total	$1,850,147	100.0%	$1,605,759	100.0%	$244,388	15.2%
Revenues by Prime or Subcontractor (Unaudited)

	Three Months Ended
(in thousands)	9/30/2023		9/30/2022		$ Change	% Change
Prime contractor	$1,649,362	89.1%	$1,450,310	90.3%	$199,052	13.7%
Subcontractor	200,785	10.9%	155,449	9.7%	45,336	29.2%
Total	$1,850,147	100.0%	$1,605,759	100.0%	$244,388	15.2%
Revenues by Expertise or Technology (Unaudited)

	Three Months Ended
(in thousands)	9/30/2023		9/30/2022		$ Change	% Change
Expertise	$878,094	47.5%	$734,203	45.7%	$143,891	19.6%
Technology	972,053	52.5%	871,556	54.3%	100,497	11.5%
Total	$1,850,147	100.0%	$1,605,759	100.0%	$244,388	15.2%
Contract Awards (Unaudited)

	Three Months Ended
(in thousands)	9/30/2023	9/30/2022	$ Change	% Change
Contract Awards	$3,069,243	$3,245,622	$(176,379)	-5.4%

Reconciliation of Net Income to Adjusted Net Income and Diluted EPS to Adjusted Diluted EPS (Unaudited)
Adjusted net income and Adjusted diluted EPS are non-GAAP performance measures. We define Adjusted net income and Adjusted diluted EPS as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact as we do not consider intangible amortization expense to be indicative of our operating performance. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance, provide greater visibility in understanding the long-term financial performance of the Company, and allow investors to more easily compare our results to results of our peers. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

(in thousands, except per share data)	Three Months Ended
	9/30/2023	9/30/2022	% Change
Net income, as reported	$86,047	$89,125	-3.5%
Intangible amortization expense	18,366	19,114	-3.9%
Tax effect of intangible amortization[1]	(4,684)	(4,950)	-5.4%
Adjusted net income	$99,729	$103,289	-3.4%

	Three Months Ended
	9/30/2023	9/30/2022	% Change
Diluted EPS, as reported	$3.76	$3.76	0.0%
Intangible amortization expense	0.80	0.81	-1.2%
Tax effect of intangible amortization[1]	(0.20)	(0.21)	-4.8%
Adjusted diluted EPS	$4.36	$4.36	0.0%

	FY24 Guidance Range
(in millions, except per share data)	Low End		High End
Net income, as reported	$386	---	$411
Intangible amortization expense	72	---	72
Tax effect of intangible amortization[1]	(18)	---	(18)
Adjusted net income	$440	---	$465

	FY24 Guidance Range
	Low End		High End
Diluted EPS, as reported	$17.00	---	$18.11
Intangible amortization expense	3.17	---	3.17
Tax effect of intangible amortization[1]	(0.79)	---	(0.80)
Adjusted diluted EPS	$19.38	---	$20.48

(1)Calculation uses an assumed full year statutory tax rate of 25.5% and 25.9% on non-GAAP tax deductible adjustments for September 30, 2023 and 2022, respectively.
Note: Numbers may not sum due to rounding.

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)
The Company views EBITDA and EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define EBITDA as GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense (including depreciation within direct costs). We consider EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, which we do not believe are indicative of our operating performance. EBITDA margin is divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three Months Ended
(in thousands)	9/30/2023	9/30/2022	% Change
Net income	$86,047	$89,125	-3.5%
Plus:
Income taxes	25,731	27,485	-6.4%
Interest income and expense, net	25,571	16,193	57.9%
Depreciation and amortization expense, including amounts within direct costs	36,889	37,231	-0.9%
EBITDA	$174,238	$170,034	2.5%

	Three Months Ended
(in thousands)	9/30/2023	9/30/2022	% Change
Revenues, as reported	$1,850,147	$1,605,759	15.2%
EBITDA	174,238	170,034	2.5%
EBITDA margin	9.4%	10.6%

Reconciliation of Net Cash Provided by Operating Activities to Net Cash Provided by Operating Activities Excluding MARPA and to Free Cash Flow (Unaudited)
The Company defines Net cash provided by operating activities excluding MARPA, a non-GAAP measure, as net cash provided by operating activities calculated in accordance with GAAP, adjusted to exclude cash flows from CACI’s Master Accounts Receivable Purchase Agreement (MARPA) for the sale of certain designated eligible U.S. government receivables up to a maximum amount of $200.0 million Free cash flow is a non-GAAP liquidity measure and may not be comparable to similarly titled measures used by other companies. The Company defines Free cash flow as Net cash provided by operating activities excluding MARPA, less payments for capital expenditures. The Company uses these non-GAAP measures to assess our ability to generate cash from our business operations and plan for future operating and capital actions. We believe these measures allow investors to more easily compare current period results to prior period results and to results of our peers. Free cash flow does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP.

	Three Months Ended
(in thousands)	9/30/2023	9/30/2022
Net cash provided by operating activities	$70,088	$144,843
Cash used in (provided by) MARPA	23,167	(1,904)
Net cash provided by operating activities excluding MARPA	93,255	142,939
Capital expenditures	(13,991)	(12,771)
Free cash flow	$79,264	$130,168

(in millions)	FY24 Guidance
	Current	Prior
Net cash provided by operating activities	$500	$490
Cash used in (provided by) MARPA	—	—
Net cash provided by operating activities excluding MARPA	500	490
Capital expenditures	(90)	(90)
Free cash flow	$410	$400